EXHIBIT 15.1

CONTACT

Yue Ming Wai Bonaventure, Chief Financial Officer

011-852-2810-7205 or bonyue@chnr.net

FOR IMMEDIATE RELEASE

CHINA NATURAL RESOURCES RELEASES

INTERIM RESULTS OF OPERATIONS

HONG KONG, October 31, 2019 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR), a company based in the People's Republic of China, today released unaudited interim financial information for the three and six months ended June 30, 2019 as follows:

CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR

LOSS AND OTHER COMPREHENSIVE INCOME (UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(Amounts in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2019	2019	2018	2019	2019
	CNY	CNY	US$	CNY	CNY	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	—	1,403	204	—	1,403	204
Cost of sales	—	(1,377)	(201)	—	(1,377)	(201)
GROSS PROFIT	—	26	3	—	26	3

Administrative expenses	(1,272)	(1,295)	(188)	(3,287)	(2,933)	(427)
OPERATING LOSS	(1,272)	(1,269)	(185)	(3,287)	(2,907)	(424)

Finance costs	—	(19)	(3)	(3)	(41)	(6)
Interest income	7	—	—	16	4	1
Non-operating expenses, net	(143)	—	—	(286)	—	—
LOSS BEFORE INCOME TAX	(1,408)	(1,288)	(188)	(3,560)	(2,944)	(429)
Income tax expense	—	—	—	—	—	—

LOSS FOR THE PERIOD	(1,408)	(1,288)	(188)	(3,560)	(2,944)	(429)

Other comprehensive loss:

Other comprehensive loss that may be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	(101)	(127)	(18)	(95)	(33)	(5)

TOTAL OTHER COMPREHENSIVE LOSS	(101)	(127)	(18)	(95)	(33)	(5)
TOTAL COMPREHENSIVE LOSS FOR THE PERIOD, NET OF TAX	(1,509)	(1,415)	(206)	(3,655)	(2,977)	(434)

LOSS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic:
- Net loss per share	(0.06)	(0.05)	(0.01)	(0.14)	(0.12)	(0.02)

Diluted
- Net loss per share	(0.06)	(0.05)	(0.01)	(0.14)	(0.12)	(0.02)

CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2019 (UNAUDITED) AND DECEMBER 31, 2018

(Amounts in thousands)

	December 31,	June 30,	June 30,
	2018	2019	2019
	CNY	CNY	US$
	(Audited)	(Unaudited)	(Unaudited)
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	275	244	36
Right-of-use Assets	—	1,192	174

TOTAL NON-CURRENT ASSETS	275	1,436	210

CURRENT ASSETS
Trade receivables	—	297	43
Prepayments	39	57	8
Other receivables	636	647	94
Cash and cash equivalents	6,793	4,386	639

TOTAL CURRENT ASSETS	7,468	5,387	784

TOTAL ASSETS	7,743	6,823	994

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade payables	100	366	53
Other payables and accrued liabilities	1,639	1,418	207
Taxes payable	16,788	16,788	2,445
Lease liabilities	—	1,265	184
Due to a related company	4,041	4,747	691
Due to the Shareholder	6,973	6,977	1,016

TOTAL CURRENT LIABILITIES	29,541	31,561	4,596

NON-CURRENT LIABILITIES
Lease liabilities	—	37	5

TOTAL NON-CURRENT LIABILITIES	—	37	5

TOTAL LIABILITIES	29,541	31,598	4,601

DEFICIENCY IN ASSETS
Issued capital	312,081	312,081	45,448
Reserves	(333,879)	(336,856)	(49,055)

TOTAL DEFICIENCY IN ASSETS	(21,798)	(24,775)	(3,607)

TOTAL LIABILITIES AND EQUITY	7,743	6,823	994

For the convenience of the reader, amounts in Renminbi, the Chinese currency ("CNY"), have been translated into United States dollars ("US$") at the applicable rate of US$1.00 = CNY6.8668 as quoted by www.ofx.com as of June 30, 2019, except as disclosed otherwise. No representation is made that the CNY amounts could have been, or could be, converted into US$ at that rate, or at all.

The condensed consolidated statements of profit or loss and other comprehensive income for the three and six months ended June 30, 2019 (unaudited) and the condensed consolidated statements of financial position as of June 30, 2019 (unaudited) are derived from, and should be read in conjunction with, the Company's unaudited condensed consolidated financial statements for the three and six months ended June 30, 2019 and 2018, as furnished to the Securities and Exchange Commission on October 31, 2019 under cover of Form 6-K. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2019.

Mr. Edward Wong, the Company's Chairman and CEO, commented: "In November 2017, we acquired all of the outstanding equity interests in Bayannaoer City Feishang Mining Company Limited (“Bayannaoer Mining”), which owns the right to explore for minerals at Moruogu Tong Mine located in the Inner Mongolia Autonomous Region of the People’s Republic of China (“PRC”).  During 2019, we undertook additional exploration activities and sample analysis at the Mine and completed the first draft of a detailed geological exploration report of Bayannaoer Mining.  During 2019, we also commenced our copper ore trading activities which we propose to pursue as market opportunities arise.  In addition, we continue to explore new business opportunities to contribute to revenues and enhance shareholder values."

About China Natural Resources, Inc.:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metals; and (b) copper ore trading in the PRC.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to our policies regarding investments, dispositions, financings, conflicts of interest and other matters; and trends affecting the Company's financial condition or results of operations. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause our actual results to differ from our forward-looking statements are our intent, belief and current expectations as to business operations and operating results, uncertainties regarding the governmental, economic and political circumstances in the People’s Republic of China, uncertainties associated with metal price volatility; uncertainties related to our ability to fund operations; uncertainties associated with our reliance on third-party contractors, uncertainties related to possible future increases in operating expenses, including costs of labor and materials, and other risks detailed from time to time in our filings with the SEC, including without limitation the information set forth contained in our Annual Reports on Form 20-F under the heading "Risk Factors." While management believes that its assumptions forming the bases for forward-looking statements are reasonable, assumed facts or bases generally vary from actual results, and there can be no assurance that the expectations or beliefs expressed in forward-looking statements will be achieved or accomplished.